SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number 000-52101


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                             Boardwalk Bancorp, Inc.
             (Exact name of registrant as specified in its charter)

                                 201 Shore Road
                            Linwood, New Jersey 08221
                                 (609) 601-0600
                   (Address, including zip code, and telephone
                         number, including area code, of
                        registrant's principal executive
                                    offices)

                          Common Stock, par value $5.00
                        per share (Title of each class of
                        securities covered by this Form)

                                       N/A
                    (Title of all other classes of securities
                     for which a duty to file reports under
                         section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)      [X]            Rule 12h-3(b)(1)(i)        [ ]
Rule 12g-4(a)(1)(ii)     [ ]            Rule 12h-3(b)(1)(ii)       [ ]
Rule 12g-4(a)(2)(i)      [ ]            Rule 12h-3(b)(2)(i)        [ ]
Rule 12g-4(a)(2)(ii)     [ ]            Rule 12h-3(b)(2)(ii)       [ ]
                                        Rule 15d-6                 [ ]


Approximate number of holders of record as of the certification or notice date:0


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Pursuant to the requirements of the Securities  Exchange Act of 1934,  Boardwalk
Bancorp, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date: February 1, 2008                 By: /s/ Herbert L. Hornsby, Jr.

                                           Herbert L. Hornsby, Jr.
                                           President and Chief Executive Officer
                                           Cape Bancorp, Inc.
                                           (Successor by merger to Boardwalk
                                             Bancorp, Inc.)